                                                                    Exhibit 4.10

                                    AGREEMENT

         THIS AGREEMENT is made and entered into as of the 12th day of May, 1998, by and among RADVision LTD., an Israeli company, having an address at 24 Raoul Wallenberg St., Tel Aviv 69719, Israel (the "Company") and the entities as identified in EXHIBIT A attached hereto (the "Purchasers").

                              W I T N E S S E T H :

         WHEREAS, the Company is and will be engaged in the business of developing, manufacturing and marketing products and technologies in the field of video conferencing; and

         WHEREAS, the Company desires to issue and sell, and the Purchasers desire to purchase Preferred Shares, par value NIS 1.- each, of the Company (the "Shares").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company and the Purchasers hereby agree as follows:

                                    SECTION 1
                         ISSUANCE AND PURCHASE OF SHARES

         1.1 The Purchasers undertake to invest in the Company (the "Investment") the amount of Two Million United States Dollars (U.S. $2,000,000) (hereinafter, the "Investment Amount") on the Closing Date as defined in Section 2 hereinbelow. All amounts will be deposited in US dollars or their equivalent in NIS in the Company's account, No.377906 at Hapoalim Bank, Hadar Yosef Branch
(610).

         1.2 In consideration for and subject to the execution of the Investment, the Company shall issue to the Purchasers on the Closing Date Five Thousand Seven Hundred Seventy-Four (5,774) Preferred Shares. The Company shall not be obligated to issue any Preferred Shares whatsoever before the full Investment Amount is received by it. The Preferred Shares, when issued, will have been validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances. After all Preferred Shares have been issued, the ownership of the Company, on a fully diluted basis, will be as set forth in
EXHIBIT 1.2.

         1.3 In addition to the Investment, the Company may receive additional financing of up to $3,000,000 from additional investors, and from present shareholders of the Company who may exercise their preemptive rights (these additional investors and present shareholders being collectively referred to as the "Other Purchasers"), thus increasing the amount of the financing in this round up to $5,000,000 (hereinafter, the "Total Investment"). In consideration for the investment by the Other Purchasers, the Company will issue such number of Preferred Shares, as set forth in the attached Exhibit 1.2 (which may be amended after the Closing
Date), all of which will be issued upon substantially similar terms and conditions as set forth in this Agreement and in any event not better than the terms of this Agreement. After all said Preferred Shares have been issued to the Purchasers and the Other Purchasers (hereinafter, the "Shares"), the ownership of the Company on a fully diluted basis will be as set forth in EXHIBIT 1.2.

         1.4 The Preferred Shares shall have all the rights attached to the existing Ordinary Shares and all the rights specifically set forth in this Agreement as attached to them.

                                    SECTION 2
                                     CLOSING

         2.1 CLOSING DATE. The payment of the Investment Amount by the Purchasers shall take place on ______________, 1998 (the "Closing"). The date of the Closing is referred to as the "Closing Date" in this Agreement.


         2.2 TRANSACTIONS AT THE CLOSING. Unless otherwise indicated below, the following transactions shall occur at the Closing, which transactions shall be deemed to take place simultaneously, and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

                  2.2.1 The Company shall deliver to the Purchasers the following documents against the transfer of the Investment Amount:

                           (a) Resolution of the Company's shareholders by which
the Articles of Association of the Company were amended by the Amended Articles of Association attached hereto as Exhibit 2.2.1.(A)(A) (the "Amended Articles"), by which the authorized share capital of the Company was changed as described in the Amended Articles, together with a duly completed notice of such changes to the Israeli Registrar of Companies, all of the foregoing duly signed.

                           (b) Validly executed share certificates covering the
Shares, issued in the names of the respective Purchasers, provided, however, that those certificates being issued to Purchasers entitled to repatriation rights with respect to the funds invested shall be delivered to such Purchasers as soon as practicable following the Closing, after being stamped by an Israeli commercial bank to indicate that such Shares were purchased with foreign currency, provided such foreign Purchasers provide all the necessary documentation required by the bank.

                           (c) A certificate duly executed by an executive
officer of the Company, dated as of the date of the Closing, in the form attached hereto as EXHIBIT 2.2.1(C) (the "Compliance Certificate").

                           (d) An opinion of Nehama Sneh, counsel to the
Company, in the form attached hereto as EXHIBIT 2.2.1(D) (the "Opinion"), dated as of the date of the Closing.

                           (e) A waiver of preemptive rights from each current
shareholder of the Company which chooses not to exercise its preemptive rights to purchase additional Shares in connection with the Investment, whether in full or in part, shall have been received by the Company.

         2.2.2 After the Closing, assuming receipt of the full Investment Amount, the Company shall register the allotment of the Shares to the Purchasers in the share transfer register of the Company, in the respective numbers indicated in Exhibit 1.1 opposite the names of the Purchasers.

         2.2.3 Receipt of the full Investment Amount by the Company as evidenced by bank confirmation.


                                    SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchasers the facts hereinafter set forth in this Section 3.

         3.1 CORPORATE POWER. As of the date hereof and as of the Closing, the Company has and will have all requisite corporate power to enter into and to perform this Agreement.

         3.2 ORGANIZATION AND STANDING. The Company is a corporation duly organized and existing under the laws of the State of Israel. The Company has requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. To the best of the Company's knowledge, neither the nature of the Company's business as now conducted nor its ownership or leasing of property require that the

Company be qualified to do business or in good standing in any jurisdiction other than the State of Israel. The Memorandum of Association and all amendments to date of the Company are attached hereto as EXHIBIT 3.2(A) and all of these documents will be in effect on the Closing Date. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing Date in the manner heretofore conducted. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted and as proposed to be conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes that it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in material default under any of such franchises, permits, licenses, or other similar authority. The Company does not have a business permit.

         3.3 CAPITALIZATION The Company's authorized capital is currently NIS 60,000, divided into 60,000 Shares having a nominal value of NIS 1.00 each. The Company's authorized capital shall be increased prior to the Closing to be NIS 85,000, divided into 85,000 Shares having a nominal value of NIS 1.00 each. The Company's issued capital stock immediately prior to the Closing Date shall consist of 49,471 Ordinary Shares, and no Preferred Shares, all of which are duly authorized, validly issued and free of any liens or encumbrances, and 1,127 Deferred Shares. The Company has no intent to, and will not, issue the Deferred Shares or re-convert them into ordinary or other shares at any time. The Company will increase its share capital prior to the Closing Date to enable the performance of the Agreement. Out of the issued share capital, all of the shares are fully paid, except for shares reserved for Employees. All shares are non-assessable, and, to the best of the Company's knowledge and belief, are beneficially owned by their holders of record. There are no preemptive, conversion or other rights, options, or agreements granted or issued by, or binding upon, the Company or the shareholders which entitle any person, firm or corporation to purchase or acquire any shares of the Company's capital stock, except as set forth in this Agreement, and in Section 3.16. The Shares, when issued and allotted in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the Company's Amended Articles, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of each Purchaser in the Company's share transfer register. The Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.

         (a) OWNERSHIP OF SHARES. Except for RADVision, Inc. and RadVision B.V., wholly owned subsidiaries, the Company does not own any of the issued and outstanding share capital of any other company, and is not a participant in any partnership or joint venture.

         3.4 AUTHORIZATION. All corporate actions on the part of the Company and its directors and shareholders, required for the authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been, or will be taken, upon signature of this Agreement or prior to the Closing Date. This Agreement, when executed and delivered by the Company, will constitute the valid and binding obligations of the Company, legally enforceable in accordance with its terms. The execution, delivery and performance by the Company of this Agreement, and compliance therewith, and the consummation of the transactions contemplated by this Agreement will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, (i) the Company's Memorandum of Association or the Articles of Association, or other governing instruments of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the Company is subject, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject and which would impair the ability of the Company to execute, deliver or perform this Agreement, or (iv) applicable law. Such execution, delivery and compliance will not (a) give to others any material rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company or (b) otherwise require the consent or approval of any person. To the best of the Company's knowledge, no third party's consent is required for the Company to become a party to this Agreement, except for the approval of the Office of the Chief Scientist of Israel (the "OCS"). Prior to the Closing Date, the Company will obtain consent from all governmental authorities requiring prior notification of changes in equity, including, but not limited to the Israel Investment Center and the OCS. The Purchasers undertake to cooperate with the Company in order to obtain such consents and to execute whatever documentation is requested of them in this regard by the governmental authorities.

         3.5 FINANCIAL STATEMENTS. The Company has furnished the Purchasers with audited financial statements (including balance sheets, income statements and statements of cash flow) for the period ending December 31, 1997 (the "Balance Sheet Date") attached hereto as EXHIBIT 3.5 (the "Financial Statements"). To the best of the Company's knowledge, the Financial Statements are true and correct in all material respects, are prepared in accordance with the books and records of the Company, fairly and accurately present in all material respects the financial position of the Company as of such date and the results of its operations for the period then ended, and have been prepared in accordance with Israeli generally accepted accounting principles ("GAAP") consistently applied. Except in the ordinary course of business, there exists no default by the Company under the provisions of any agreement or other instrument evidencing or relating to any indebtedness or obligation. Since the Balance Sheet Date, and except as set forth in the Schedule of Exceptions, the Company has operated in the ordinary and usual course of business, and there has not been:

                  (i) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company from that reflected in the Financial Statements;

                  (ii) any damage, destruction or loss, whether or not covered by insurance, materially affecting the assets, business, properties, condition (financial or otherwise), operating results, prospects or business of the Company as such business is presently conducted;

                  (iii) any waiver by the Company of a valuable right or of a material debt owed to it;

                  (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate materially adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company as such business is presently conducted and proposed to be conducted;

                  (v) any material change or amendment to a material contract or arrangement by which the Company or any of its assets is bound or subject;

                  (vi) any material change in any compensation arrangement or agreement with any employee of the Company;

                  (vii)    any loans made by the Company to its directors;

                  (viii) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge or imposition of lien on, any of the Company's material assets;

                  (ix) any change in the accounting methods or accounting principles or practices employed by the Company.

         3.6 ABSENCE OF UNDISCLOSED LIABILITIES AND OUTSTANDING DEBT. Except as set forth in the Financial Statements or EXHIBIT 3.6 ("Schedule of Exceptions"), the Company has no material liability of any nature, direct or indirect, absolute or contingent, not adequately reserved against, or outstanding indebtedness for borrowed money. The Company has paid, or has made adequate provisions for the payment of, all taxes, interest, penalties, assessments or deficiencies owing by it to any taxing authority. The Company is not a guarantor of any debt or obligation of another. There exists no default by the Company under the provisions of any agreement or other instrument evidencing or relating to any indebtedness or obligation.

         3.7 CONTRACTS AND CONTRACTUAL ARRANGEMENTS. The Company is a party to several material agreements, all of which are described in the Schedule of Exceptions attached hereto. Each of such agreements is in full force and effect and, to the Company's knowledge, no party thereto is in breach thereof, nor is any such breach threatened or contemplated. The Company is of the opinion that it receives services from affiliated companies for fair consideration as described in the Schedule of Exceptions attached hereto. The Company is not obligated to receive services from said affiliated companies. True and correct copies of all contracts described in the Schedule of Exceptions have been delivered to the Purchasers. Except as set forth in the Schedule of Exceptions, the Company has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

         3.8 INDEBTEDNESS OF OR TO SHAREHOLDERS, ETC.; CONFLICTS OF INTEREST. Other than as set forth in the Schedule of Exceptions or in the Financial Statements, no officer, director or stockholder of the Company, or any affiliate or family member of any such person or entity or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Other than as set forth in the Schedule of Exceptions, there are no existing material arrangements or proposed material transactions between the Company and any officer, director, or holder of more than 5% of the capital stock of the Company, or any affiliate or associate of any such person. Other than as set forth in the Schedule of Exceptions, no employee, shareholder, officer, or director of the Company, or any of their affiliates or families, is indebted to the Company, nor is the Company indebted (or committed to make investments or extend or guarantee credit) to any of them except for accrued wages for the current period.

         3.9 LITIGATION; INSOLVENCY PROCEEDINGS. No action, proceeding or governmental inquiry or investigation is pending or (to the Company's best knowledge) threatened against the Company or any of its officers, directors, or employees (in their capacity as such), or against any of the Company's properties, before any court, arbitration board or tribunal or administrative or other governmental agency, nor (to the Company's best knowledge) is there is any basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or threatened involving the prior employment of any of the Company's employees or use by any of them in connection with the Company's business or any information, property or techniques allegedly proprietary to any of their former employers. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

         3.10 INSURANCE. The Company maintains insurance through RAD-Bynet insurance policies which, in the opinion of the Company's management, adequately covers the perils normally insured against by companies similarly situated. Copies of all insurance policies were given to the Purchasers. To the best of the Company's knowledge, all such policies are in full force and effect.

         3.11 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The Company leases the real property set forth in the Schedule of Exceptions hereto. A complete and accurate copy of the lease agreements has been furnished to counsel for the Purchasers. Except as set forth on the Schedule of Exceptions hereto, (i) the Company has good title to all of the properties and assets, both real and personal, tangible and intangible, that it purports to own, and they are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitation and other imperfections which do not materially detract from the value of the specific asset or the present use of such asset; and (ii) the Company is not knowingly, after due review, in default or breach of any material provision of its leases or licenses and holds a valid leasehold or licensed interest in the property it leases or that is licensed to it.

         3.12 BUSINESS OF THE COMPANY. Except as set forth in the Schedule of Exceptions, the Company has no knowledge of (i) the existence of any pending or planned patent, or any statute, rule, law, regulation, standard or codes which would materially adversely affect the condition, financial or otherwise, or the business operations, of the Company; or (ii) the existence of any other factor which would materially adversely affect the financial condition, or the operations, of the Company.


         3.13 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in default
(a) under its Memorandum or Articles of Association or other formative documents, or under any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected or (b) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case, would adversely affect or in the future is reasonably likely to materially and adversely affect the Company's business, prospects, condition (financial or otherwise), affairs, operations or assets. To the Company's best knowledge, no third party is in default under any material agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected. The Company is not a party to, nor to its best knowledge is it bound by, any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

         3.14 EMPLOYEES. All the key employees of the Company are listed on
EXHIBIT 3.14 hereto and have executed employment agreements. Except as set forth in EXHIBIT 3.6, the Company has no employment contract with any officer or employee or any other consultant or person which is not terminable by it at will without liability, upon a prior notice of 30 days. The Company has complied with all applicable employment laws except for such non-compliance as would not cause a material adverse effect to the business, operations or prospects of the Company. The forms of standard employment agreements which all employees of the Company have signed are attached as EXHIBIT 3.14(A) hereto, and include confidentiality and non-competition provisions. Notwithstanding the foregoing, the Inception Agreement with Mr. Ami Amir contains a specific provision to that effect. True and correct copies of such agreements have been delivered to the Purchasers. To date, all payments due to the Company's employees have been paid regularly. In addition, the Company believes it made all material allowances required by law to cover the amounts due to its employees and/or officers in connection with their employment and/or termination of employment, as reflected in the Financial Statements.

         3.15 The Company has adopted a Trust Agreement and share incentive option plans for employees of the Company and its affiliates which are attached hereto as EXHIBIT 3.15(A) AND 3.15(B) (the "Employee Plans"). At the Closing Date, the total number of shares reserved under the Employee Plans for Employees of the Company and its affiliates will be 5,727 which includes an increase in the number of options reserved for employees of the Company and its subsidiaries of up to 3,000 additional options. To date, options under the Employee Plan have been granted only to employees of the Company and its affiliates who assist the Company. In the event of a contradiction between this Agreement and the Employee Plans and the current Memorandum of Association and Articles of Association, the Employee Plans shall prevail.

         3.16     INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

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         (a) Other than as set forth in the Schedule of Exceptions, the Company owns or has the right to use, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information (collectively herein "Intellectual Property") used and in the management's opinion, sufficient for use in the conduct of its business as now conducted, and such ownership or right to use, to the Company's best knowledge, does not infringe upon or violate any right, lien, or claim of others. Except as described in the Schedule of Exceptions, the Company is not obligated to make payments by way of royalties, fees or otherwise to an owner or licensee of, or other claimant to, patents, trademarks, service marks, trade names, copyrights or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

         (b) Any and all Intellectual Property of any kind currently being developed, or developed in the future, by any employee of the Company in connection with his employment by the Company, is and shall remain the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates. All of the Company's employees have entered into a written agreement with the Company in the form of Exhibit 3.14(a).

         (c) The Company has not received any communications alleging that the Company has violated, or by conducting its business as proposed, would violate, patents, trademarks, trade names, copyrights or trade secrets or other proprietary rights of other persons or entities. To the best of the Company's knowledge, its use of the Intellectual Property does not conflict with, violate or infringe upon any rights of any third party, including any proprietary rights of any third party.

         3.17 The Schedule of Exceptions attached hereto includes a true and complete list of each of the agreements and contractual arrangements, whether written or oral, to which both the Company and any of its Interested Parties are bound, where "Interested Party" means a person who holds 5% or more of the nominal value of the Company's issued share capital or of voting power in it, or who is entitled to nominate one or more of its directors or its general manager, or who is a director or general manager of the Company.

         3.18 RECORDS. Minutes of the Company which have been provided to the Purchasers contain accurate and complete copies of the minutes of every meeting of the Company's shareholders and Board of Directors. No resolutions have been passed, enacted, consented to or adopted by the directors or shareholders of the Company, except for those contained in such minute books.

         3.19 TAXES. The Company has accurately prepared and duly filed all income and payroll tax returns and filings that are required to be filed by it (the "Tax Returns") and has paid or made provision for the payment of all amounts due pursuant to such returns. Except as set forth in the Schedule of Exceptions, none of the Tax Returns has been audited by any taxing authority, the Company has not been advised that any of such Tax Returns will be so audited, and there are no waivers in effect of the applicable statute of limitations for any period. There is no "deficiency assessment" or proposed adjustment of income or payroll taxes which is pending against the Company, and the Company has no knowledge of any proposed liability for any tax to be imposed. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company, its financial condition, its business as presently conducted as described in the Business Plan or proposed to be conducted, or any of its properties or material assets. The Company has been a "family company" since its inception until December 31, 1994.

         3.20 NO PUBLIC OFFER. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Preferred Shares not exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, or the Israeli Securities Law, 1968. None of the shares of the Company's capital stock issued and outstanding, or options to purchase such shares, have been offered or sold in such a manner as to make the issuance and sale of such shares or options not exempt from such registration or prospectus requirements, and all such shares of capital stock have been offered and sold, and the Shares sold hereunder shall be offered and sold, in compliance with all applicable state securities laws.

          3.21 BROKERS. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company are or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement.

         3.22 DISCLOSURE. This Agreement and the Schedule of Exceptions delivered to the Purchasers do not contain any material untrue statement and do not omit to state a material fact necessary in order to make the statements contained herein not misleading in the light of the circumstances under which they were made, and such documents represent full disclosure by the Company of the material facts with respect to the business, prospect and plans of the Company. The Company confirms that to the date of this Agreement, the Business Plan dated July, 1997, which was provided to the Purchasers, does not contain any materially untrue information as far as same relates to the Company itself. There is no material fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of the Company known to the Company after inquiry that has not been disclosed to the Purchasers.

         3.23 The agreements with the Other Purchasers in this round who are part of the Total Investment will have terms and conditions which are identical, in all material respects, to, and not better than, the terms and conditions of this Agreement.

                                    SECTION 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         The Purchasers represent and warrant to the Company as follows:

         4.1 LEGAL POWER. As of the date hereof and as of the Closing, the Purchasers have and will have all requisite power to enter into and to perform this Agreement.

         4.2 EXPERIENCE. The Purchasers have sufficient experience as investors in hi-tech companies such as the Company and expertise to evaluate the risk of their investment in the Company and its suitability to their needs.

         4.3 INVESTMENT. The Purchasers are acquiring the Shares for investment for their own accounts.

         4.4 ACCESS TO DATA. The Purchasers hereby represent that they have had the full opportunity to discuss management and financial affairs of the Company with its management and have had an opportunity to review the Business Plan and the Company's facilities. The Purchasers have not been denied any information that has been requested and based on the said information have made diligent examination of the Company's business. The Purchasers have heretofore received information that the Purchasers have deemed necessary and appropriate to enable the Purchasers to evaluate the financial risk inherent in making an investment in the shares of the Company and the Purchasers have received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof. Nothing contained in this Section 4.4 shall derogate from the liability of the Company with respect to the representations and warranties made in Section 3 above.

         4.5 BROKERS. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Purchasers are or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Purchasers in connection with any of the transactions contemplated under the Agreement.

         4.6 AUTHORIZATION. All corporate or partnership action on the part of the Purchasers, their respective directors, partners and/or shareholders necessary for the authorization, execution, delivery, payment and performance by the Purchasers of this Agreement and the consummation of the transactions contemplated herein, has been taken.

         4.7 Purchasers have sufficient financial resources to enable them to fulfill their obligations under this Agreement and commit to make their investment in the Company as set forth in Section 1 hereinabove.

         4.8 The Purchasers hereby certify that they are aware of the Company's commitments under the Encouragement of Research and Development in Industry Law - 1984, which prohibits the transfer of know-how, manufacturing and production information and technology to any third party without the prior consent of the Research Committee, and the Purchasers agree to execute whatever documentation is requested of them in this regard by the OCS.

                                    SECTION 5
                     CONDITIONS OF THE PURCHASERS TO CLOSING

         The obligations of the Purchasers at the Closing, as referred to in
Section 1 hereof, are subject to the fulfillment of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct in all material respects on Closing with the same force and effect as if they had been made immediately prior to the Closing and as of such time, except for such changes as contemplated by this Agreement.

         5.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to Closing shall have been performed or complied with in all respects prior to or at the Closing.

         5.3 LEGAL INVESTMENT. At the time of the Closing, the purchase and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

         5.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions, including the amendment of the Company's Articles of Association to reflect the transaction contemplated hereby, shall have been completed or amended effective as at the Closing to the reasonable satisfaction (as to substance and form) of the Purchasers.

         5.5 PROPRIETARY INFORMATION AND NON-COMPETITION AGREEMENT. Each of the Company's key employees shall have executed and delivered to the Company an Employment Agreement, substantially in the form attached hereto as EXHIBIT 3.14(A) which agreement contains non-disclosure and non-competition provisions therein.

         5.6 RETENTION OF KEY EMPLOYEES. All the persons listed in EXHIBIT 3.14 shall either be employees of the Company as of the Closing and to the best of the Company's knowledge, shall not have informed the Company that they intend to leave the Company, or if an employee has left the Company or intends to leave the Company, the latter has notified the Purchasers of same.

          5.7 CONSENTS, ETC. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Shares to be purchased by each Purchaser at the Closing, and the Amended Articles.

         5.8 ABSENCE OF ADVERSE CHANGES. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of the Company, in the sole, but reasonable judgment of the Purchasers.

         5.9 DELIVERY OF DOCUMENTS. All of the documents to be delivered by the Company pursuant to Section 2.2 shall be in form and substance reasonably satisfactory to the Purchasers and their counsel, in their sole discretion, and shall have been delivered to the Purchasers against the transfer of the Investment Amount to the Company.

                                    SECTION 6
                        CONDITIONS OF COMPANY TO CLOSING

         The obligations of the Company at the Closing, as referred to in
Section 1 hereof, are subject to the fulfillment of each of the following conditions:

         6.1 REPRESENTATION. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct when made and shall be true and correct on Closing with the same force and effect as if they had been made immediately prior to the Closing and as of such time.

         6.2 Purchasers have fulfilled any and all of their obligations set forth in Section 1.1 and 4.8.

                                    SECTION 7
                               BOARD OF DIRECTORS

         The present directors of the Company are Yehuda Zisapel, Zohar Zisapel, Hillel Milo, Ami Amir, Efraim Wachtel and Ran Perlman. As of the Closing and for as long as the Purchasers' collective equity interest in the Company equals at least 5% of the capital securities therein, the Purchasers will be entitled to nominate one representative to the Board of Directors, whose identity will be reasonably acceptable to Yehuda Zisapel, Zohar Zisapel and Ami Amir. The parties agree that Yiftach Atir will be the first Director so appointed by the Purchasers. In the event that the Purchasers' collective equity interest in the Company falls below 5% of the outstanding capital securities therein, the Purchasers will be entitled to designate one Observer only to the Board of Directors. The identity of the Observer will be reasonably acceptable to Yehuda Zisapel, Zohar Zisapel and Ami Amir. Provided that the Observer signs a commitment in a form customary to that used by the RAD-Bynet Group for Observers, the Observer shall be entitled to receive all notices and materials provided to directors and to attend and participate in all meetings of the Board of Directors. The Observer shall not be entitled to vote.

         The Board will convene at least once a quarter.

                                    SECTION 8
                            COVENANTS OF THE COMPANY

         Until the earlier to occur of (a) the closing of an effective underwritten public offering of the Company's ordinary shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or equivalent law of another jurisdiction (an "IPO"), or (b) the date on which the Purchasers' collective equity interest in the Company falls below five (5%) percent of the outstanding capital securities therein, on a fully-diluted basis, and without derogating from any rights or obligations conferred upon shareholders or upon corporations under applicable law, the Company hereby covenants and agrees that the special consent set forth in
Section 8.1 shall be needed. Thenceforth, following the earlier of the dates described above, no special consent shall be needed.

         8.1 SPECIAL CONSENT. Resolutions of the Board of the Company regarding the following subject matters shall require the consent of at least two directors (the "Outside Directors") appointed by any of the investor groups not affiliated with the Zisapels, as they will be defined at that time in the Articles of Association of the Company (collectively, the "Investors") in the Company, in addition to a simple majority:

         (a)    Establishment of any non-wholly owned subsidiary;

         (b) Acquisition or disposition, including mortgage, of real estate out of the ordinary course of the Company's business;

         (c)    Replacement of the Company's Managing Director;

         (d)    Replacement of the auditors of the Company;

         (e) Approval of the distribution of dividends by the Company, except for recapitalization prior to an IPO or a merger and acquisition transaction (an "M&A Transaction");

         (f) Transactions in excess of $50,000 not included in the approved Annual Operating Plan between the Company or its affiliates and their directors, officers and employees or their relatives or other affiliates, with the exception of employees receiving securities;

         (g) Resolution to enter a new business field unrelated to the present field; and

         (h)    Issuance of shares with rights superior to those of the Shares.

If the Director on behalf of the Purchasers has not responded within 14 days of notification of such matters, it will be deemed that the required consent is granted.

                                    SECTION 9
                               PRE-EMPTIVE RIGHTS

         Until the closing of an IPO or an M&A Transaction, and without derogating from any rights conferred upon shareholders, or obligations conferred upon corporations under applicable law, the Company hereby covenants and agrees as follows:

         If the Company should at any time or from time to time propose to issue and sell New Securities, as defined in subsection (a) below, a pro rata portion of such New Securities shall first be offered (as hereinafter provided) to the shareholders of the Company (each of whom shall hereinafter be referred to as an "Offeree"). For purposes of this Section 9, the pro rata portion of each Offeree shall mean a fraction of the New Securities to be issued, of which the aggregate number of shares which are held by the Offeree on the date of the Company's initial written notification referred to in subsection (b) below (the "Notice Date") shall be the numerator and the aggregate number of shares held by all the Offerees as of such date shall be the denominator. The aforesaid rights of the Offerees shall be subject to the following provisions:

                  (a) "New Securities" shall mean any capital stock of the Company, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" shall not include (i) securities purchased under this Agreement; (ii) securities offered to the public; (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of another corporation or any other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation; (iv) securities issued to employees, consultants or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus arrangement approved by the Board of Directors of the Company; or
(v) securities issued pursuant to payment of any dividend or distribution with respect to the Company's issued and outstanding capital stock.

                  (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Offeree written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same, and offering its pro rata portion thereof to such Offerees at such price and on such terms. Each Offeree shall have twenty-one (21) days from the Notice Date to accept such offer, in whole or in part, by written notice to the Company, which notice must be received by the Company during the above-mentioned 21 day period. All New Securities as to which such offers have not been accepted, in whole or in part, by one or more of the Offerees (of which fact the Company shall give immediate written notice to all other Offerees), shall be re-offered to each of the Offerees who have accepted in full the original offer, and each such Offeree shall have the right, within ten (10) days of the date of such written notice, to purchase the respective pro rata portions of such new Securities, the same to be computed as aforesaid but without regard to the shares held by any Offeree which had not accepted the original offer in full.

                  (c) In the event any Offeree fails to accept such offers, the Company shall have the right to sell, or to enter into an agreement to sell, within six (6) months after the Notice Date, such New Securities as to which such offers were not accepted, provided, however, that no such sale may be effected at a price or upon terms more favorable to the purchasers thereof than those specified in the Company's notice pursuant to Section 9(b). If the Company has not sold the New Securities within said 6-month period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the shareholders in the manner provided above.

                  (d) Each of Yehuda Zisapel, Zohar Zisapel and RAD Data Communications Ltd. shall have a right to allocate any unused portion of the New Securities offered to him to the other or to a wholly owned company.

                  (e) Each of the Purchasers shall have the right to allocate any unused portion of the New Securities offered to such Purchaser, to any other member in the Purchaser Group as defined in Section 11, to its parents or to any of its subsidiaries, of which at least 51% of the stock is owned by such Purchaser, or to a company under common control affiliated with Purchaser, provided that such recipient of Shares will join in this Agreement as if it had become a party to it as of the receipt of the Shares.

                  (f) Notwithstanding anything to the contrary contained herein, so long as Amos Amir is the Managing Director of the Company, Amos Amir and his wholly-owned companies are, and shall continue to be, entitled to be Offerees under this Section 9. Other than as set forth in this Section 9, Mr. Amir does not have any preemptive rights to shares of the Company.

                  (g) Each of Lerosh Investments Ltd., Gevahim Investments House Limited Ltd., Mr. Yoav Chelouche, Permal Emerging Growth V Ltd., Maritime-Julex Investment Ltd., Mr. Shraga Blazer and Mr. Eli Luz shall have a right to allocate any unused portion of the New Securities offered to him to the other.

                                   SECTION 10
                              AFFIRMATIVE COVENANTS

         10.1 USE OF PROCEEDS. The Company will use the Investment Amount to fund its activities and further its business subject to any resolutions made by its Board of Directors from time to time.

         10.2 BASIC FINANCIAL INFORMATION. Prior to the closing of an IPO or an M&A Transaction, the Company agrees and undertakes to furnish to the Purchasers' director and/or Observer (provided that the Observer executes the RAD Group Observer Form), as the case may be, the following reports certified, when so required herein, by the Company's auditors:

         (a) As soon as practicable after the end of each calendar quarter, and in any event within forty-five (45) days thereafter, a balance sheet and a profit and loss account and of cash flow (including opening cash, income, expenses and closing cash) of the Company as of the end of such quarterly period, and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end audit adjustments, all in reasonable detail, signed by the principal financial or accounting officer of the Company.

         (b) Not later than 14 days after the end of each month, a monthly executive summary in the currently existing format, including a statement of the cash at the beginning of the month and at the end of the month. This summary shall be kept confidential.

         (c) Not later than ninety (90) days after the end of each fiscal year, audited annual financial statements.

         10.3 ACCOUNTS AND RECORDS. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         10.4 LEGAL FEES AND STAMP TAX. The Company will pay the fees and expenses, including but not limited to the fees of counsel for the Purchasers, in connection with the Investment transaction under this Agreement, in an amount not to exceed $30,000, plus Value Added Tax. The Company will bear the cost of stamp tax due in connection with the issuance of shares according to this Agreement.

         10.5 SUFFICIENCY OF COMPANY SHARE CAPITAL. The Preferred Shareholders agree that, in the event at any time the number of authorized Ordinary Shares of the Company shall be insufficient to permit the conversion of all Preferred Shares into Ordinary Shares in accordance with the conversion provisions of the Company's Articles of Association, the Preferred Shareholders shall vote in favor of such increase in the Company's registered share capital as shall be necessary to permit such conversion.


                                   SECTION 11
                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

         Except as set forth in this Section, the sale, transfer or grant of any right whatsoever in the Shares of the Company to any third party is prohibited. This Section will terminate upon the closing of an IPO of the Company.

         11.1 For the purposes of this Section and Section 14.3 below, some of the current shareholders of the Company and the Purchasers will be regarded as members of the groups set forth below.

         (a) "Zisapel Group" shall mean and consist of Yehuda Zisapel, Zohar Zisapel, both personally and as trustees under the employee share plan, RAD Data Communications Ltd. and their Permitted Transferees.

         (b) "Evergreen Group" shall mean and consist of Evergreen, Dovrat Shrem Trust Company Ltd. and their Permitted Transferees.

         (c) "Clal Group" shall mean and consist of Clal Venture Capital LP, ECI Telecom Ltd. and their Permitted Transferees.

         (d) "Finovelec Group" shall mean and consist of Finovelec Factory Systemes, Houston Venture Partners Ltd. and their Permitted Transferees.

         (e) "Capital Group" shall mean and consist of Zohar Gilon, Avraham Neyman, Yair Tauman, W.S.P. Capital and their Permitted Transferees.

         (f) "Maritime Group" shall mean and consist of Lerosh Investments Ltd., Gevahim Investments House Limited Ltd., Mr. Yoav Chelouche, Permal Emerging Growth V Ltd., Maritime-Julex Investment Ltd., Mr. Shraga Blazer and Mr. Eli Luz and their Permitted Transferees.

         11.2 Members of each Group are entitled to transfer shares among themselves for consideration or without consideration without any restrictions. "Permitted Transferees" shall mean those parties set forth in Sections 11.8, 11.9, 11.10 and 11.11, below, each with respect to its respective Group.

         11.3 Except as set forth in sections 11.8 through 11.11 hereinbelow, any shareholder of the Company who shall elect to transfer (hereinafter "Seller") all or part of his shares, not in accordance with subsection 11.2 above (hereinafter "Offered Shares") shall offer them first to the other registered shareholders of the Company at that time (the "Other Shareholders") on a pro rata basis based on their share in the share capital of the Company (on an as-converted basis).

         11.4 In the event any such Other Shareholder fails to exercise his right to purchase his Offered Shares within forty-five (45) days from the date the offer is made, then the Seller shall have the right to offer the Offered Shares to a third party at the same price and upon the same terms of sale as those offered to the other shareholders under section 11.3 and provided that said third party shall undertake all of the Seller's obligations under this Agreement (such third party to be called hereunder, the "Transferee"). In the event that the shares are not sold to said party within six (6) months as of the offer to such said third party, then Section 11.3 will apply anew.

         11.5 The Board of Directors shall have the right to not approve the transfer of shares to a third party in each of the following events:

                  (i)      If the third party is a competitor of the Company;

                  (ii) If there is a possibility of a conflict of interest between the third party and the Company;

                  (iii) For any other reason, in which case such approval shall not be unreasonably withheld; provided, however, that if the third party is a venture capital fund or an investment house, such approval will be deemed granted automatically.

         11.6 This Section will supersede Section 14 of the Inception Agreement.

         11.7 The terms of the Trust Agreement will have priority over this
Section 11.

         11.8 Finovelec, in its discretion, shall be permitted to freely transfer up to 5% of its shares (at that time) in the Company to up to 6 Finovelec executives, as well as up to an additional 5% of its shares (at that time) in the Company to IDI (if then an affiliate of Finovelec). Such transfer shall be considered a transfer among the Finovelec Group, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchasers' obligations hereunder and will be considered henceforth a member in the Finovelec Group for the purpose of this Section.

         11.9 Clal Venture Capital L.P. is entitled to transfer all of its shares in the Company to its partners, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchasers' obligations hereunder and will be considered henceforth a member in the Clal Group for the purpose of this Section.

         11.10 Each of Zohar Gilon, Avraham Neyman and Yair Tauman is entitled, once, to transfer his shares to a company directly under the total control of said person, provided that each Transferee, upon receipt of the shares, will join this Agreement and undertake all of Purchasers' obligations hereunder and will be considered henceforth a member in the Capital Group for the purpose of this Section.

         11.11 Each of the Evergreen group Purchasers identified in EXHIBIT A shall be permitted to freely transfer its shares, or any part thereof, in the Company as follows: (a) if such Purchaser is a partnership, to its partners and to affiliated partnerships managed by the same management company or managing general partner, or by a management company or managing general partner which is controlled by, controlling or under common control with its management company or managing general partner or (b) otherwise, to an entity controlled by, controlling or under common control with such Purchaser. Such transfer shall be considered a transfer among the Evergreen Group provided that each Transferee, upon receipt of the shares, signs EXHIBIT 11.11 and joins this Agreement and undertakes all of Purchaser's obligations hereunder and will be considered henceforth a member of the Evergreen Group, for the purpose of this Section, and provided further that at no time will the number of Evergreen group entities exceed four (4). Further transfers can be made in accordance with this Section 11.

         11.12 Dovrat Shrem Trustees Ltd. shall be permitted to freely transfer its shares, or any part thereof, in the Company to Dovrat Shrem ("DS"), provided that transferee , upon receipt of the shares, will sign EXHIBIT 11.11 and undertakes all of the said transferor's obligations hereunder, and will be considered henceforth as a member of the Purchasers Group and further provided that at no time will the number of DS entities be more than 1. Further transfers can be made in accordance with this Section 11.

                                   SECTION 12
                                    TAG ALONG

         In the event that Yehuda Zisapel and/or Zohar Zisapel and/or RAD Data Communications Ltd. sell more than a total of 25% of their shares in the Company to third parties, then the Purchasers will have the right to sell the same portion of Purchasers' shares in the Company under the same terms and conditions (hereinafter, the "Tag Along Right"). The Purchasers will inform the selling Zisapel in writing by fax and by confirmation by mail if they intend to exercise their Tag Along Right within ten (10) days after the date of notice by said Zisapel to Purchasers. Failure to respond will be deemed a decision not to Tag Along. It is further provided that this Section shall terminate upon the Company's IPO, or following the closing of an M&A Transaction.

                                   SECTION 13
                            ANTI-DILUTION PROTECTION

      13.1 In the event that during the first three (3) years after the Closing the Company issues or sells stock or securities convertible into stock of the Company to third parties (excluding employees and shareholders) upon a private placement for consideration per share of less than $350 (hereinafter, the "Lower Share Price"), then the Purchasers will be entitled to purchase such additional number of shares at par value as if the investment under this Agreement was made at the Lower Share Price.

         (b) Any and all of Purchasers' anti-dilution rights will terminate upon the earlier of (i) the closing by the Company of a private placement or private placements (including by existing shareholders) in an aggregate amount of at least $3,000,000, (ii) the closing of an IPO, or (iii) the date which is three years from the Closing Date.

         13.2 Upon the occurrence of each event giving rise to a right pursuant to this Section, the Company will, at its expense, promptly compute the number of shares that each Purchaser is entitled to purchase against par value in accordance with the terms hereof, and will immediately furnish to the Purchasers a notice of such right and the number of shares Purchasers are entitled to.

                                   SECTION 14
                        REGISTRATION AND PIGGYBACK RIGHTS

         14.1 DEFINITIONS. As used herein, the following terms have the following meanings:

"HOLDER" means any holder of outstanding Registrable Shares or shares convertible into Registrable Shares, who acquired such Registrable Shares or shares convertible into Registrable Shares in a transaction or series or transactions not involving any registered public offering.

"REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

"REGISTRABLE SHARES": All Ordinary Shares issuable upon conversion of the Preferred Shares, all Ordinary Shares issued by the Company in respect of such shares and all Ordinary Shares that the Purchasers may previously or hereafter purchase pursuant to their preemptive rights, rights of first refusal or otherwise, or Ordinary Shares issued on conversion or exercise of other securities so purchased.

         14.2 INCIDENTAL REGISTRATION. If the Company shall elect to register any of its securities it shall give prior notice in writing of at least (30) days to the Holders of such intention and shall include in such registration a portion of all Holders' shares equal to the total amount of shares registered, multiplied by an amount derived by dividing the number of Shares held by each Holder by the total number of shares outstanding at that time. In the event the public offering involves an underwriting, the rights of the Holders hereunder shall be conditional upon the underwriter's determination as to marketing factors requiring the limitation of such right, and the underwriter may preclude from the offering any or all securities which could have otherwise been included in the offering.

         14.3 DEMAND REGISTRATION. At any time commencing one year following the closing of the Company's initial public offering, and for a period of three (3) years thereafter (or, in the event that the Purchasers still have a right to nominate a director to the Board of Directors, for a period of five (5) years thereafter), the Purchasers, as defined in section 11.2 above, shall be entitled to demand (a) one registration of any or all of its shares held at the time (the Purchasers being defined herein as one of the Groups) of the initial public offering for trading on any securities exchange (the "Initial Demand"), and (b) a second registration of any or all of its shares (the "Second Demand") in the event no shares of the Company were registered within nine (9) months preceding such Second Demand and no such registration is contemplated within three (3) months from the date of the

Second Demand; PROVIDED, however, that the request for such Initial or Second Demand registrations must cover shares representing a market value at the time of such request equal to a minimum of three million Dollars ($3,000,000); and PROVIDED FURTHER, however, that such request may not include shares which within three months from the date of such request could be sold to the public without restriction, for example pursuant to the provisions of Rule 144 of the Securities and Exchange Commission. Within 20 days after receipt, the Company shall give written notice of such request to the other Holders and shall include in such registration all shares held by them with respect to which the Company receives written requests for inclusion therein within 15 days after the receipt of the Company's notice. Thereupon, the Company shall use its best efforts to effect the registration as soon as possible of all shares (as to which it has received requests for registration) for trading on a securities exchange, where the shares are then traded, specified in the request for registration. In the event the registration involves an underwriting, the rights of the shareholders hereunder shall be conditional upon the underwriter's determination as to marketing factors requiring the limitation of such right, and the underwriter may preclude from the offering any or all securities which could have otherwise been included in the offering. Notwithstanding any other provision of this clause, after the Company has effected one such registration pursuant to this clause, and such registration has been declared or ordered effective, in the event that the Company shall furnish to such shareholder(s) delivering a request for registration a certificate signed by the Managing Director of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, the Company's obligation to use its best efforts to register, qualify or comply under this clause shall be deferred for a period not to exceed 120 days from the date of receipt of such request. Notwithstanding any other provision of this Section 14.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the registration of such shares will be allocated on a pro rata basis among all shareholders of the Company (based on the number of shares requested to be included).

         14.4 EXPENSES. All expenses incurred in connection with the Initial Demand registration shall be borne by the Company. All expenses incurred in connection with the Second Demand registration shall be borne by the selling shareholders participating in such registration on a pro rata basis; provided, however, that the Company shall pay any expenses associated with such registration which the Company would have incurred in the ordinary course of business if the Company were itself effecting an underwritten offering. All expenses incurred in connection with an Incidental Registration shall be borne by the Company; PROVIDED, however, that each of the shareholders participating in such registration shall pay its pro rata portion of the fees, discounts or commissions payable to any underwriter.

Notwithstanding anything to the contrary contained herein, the Purchasers undertake to sign any lock-up commitment as required by the underwriters of the Company's IPO.

In the event that subsequent investors in the Company are granted better terms regarding demand or other registration rights, the Purchasers will be granted identical rights, for as long as they own at least 5% of the Company.

         14.5 DESIGNATION OF UNDERWRITER.

         (a) In the case of any Demand Registration effected pursuant to subsection 14.3, the managing underwriter(s) in any underwritten offering shall be designated by the Company. In the event that such underwriter refuses to underwrite the offering, then the Purchasers will be entitled to designate the managing underwriter(s) subject to the consent of the Company to such underwriter(s), which consent shall not be unreasonably withheld.

         (b) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

         14.6     INDEMNITIES.

         14.6.1 In the event of any registered offering of Ordinary Shares pursuant to this Section 14, the Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company's consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding as decided by final judgment of a competent court; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection 14.6.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect until such Holder sells or transfers his shares to any third party. In no event shall the liability of the Company exceed the gross proceeds from the offering received by the Holder regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

         14.6.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder's consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on
(i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection 14.6.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the gross proceeds from the offering received by such Holder.

         14.6.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 14.6.1 or 14.6.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 14.6.1 or 14.6.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections
14.6.1 or 14.6.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party's intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         14.6.4 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

                                   SECTION 15
                             LIQUIDATION PREFERENCE

         In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or a merger, acquisition or the sale of the Company's assets, or the majority thereof ("Liquidation Event") during the first three years from the Closing Date, the owners of Preferred Shares shall be entitled to receive, prior to any other distribution or payment to any shareholder of the Company, their pro rata portion of the proceeds up to their purchase price pursuant to this Agreement. Any remaining proceeds shall be allocated among all shareholders of the Company on a percentage of ownership pro rata basis. This liquidation preference will terminate upon the earlier of (a) the closing by the Company of a private placement or private placements of at least $3,000,000 in the Company, (b) the closing of an IPO, or (c) the date which is three years from the Closing Date.

                                   SECTION 16
                                CONVERSION RIGHTS

         The holders of the Preferred Shares shall have conversion rights as follows:

         16.1 Subject to Section 16.2 hereinbelow, the Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the Closing at the office of the Company into Ordinary Shares, par value NIS 1.- per share, of the Company (the "Ordinary Shares") at a conversion rate on a 1 to 1 basis. All Preferred Shares shall be automatically converted into Ordinary Shares immediately prior to the Company's IPO or on the closing date of a M&A Transaction.

         16.2 The conversion rate of the Preferred Shares will be appropriately adjusted in the event that the Company: (i) declares a dividend, or otherwise makes a distribution, solely on the outstanding Ordinary Shares (and not on any other class of shares) consisting of Ordinary Shares; (ii) splits or otherwise reclassifies solely the outstanding Ordinary Shares into a greater or lesser number of shares (and not any other class of shares).

                                   SECTION 17
                                  VOTING RIGHTS

         Holders of the Preferred Shares will be entitled to vote on any matter submitted to shareholders for their consideration at any shareholders' meeting, with each Preferred Share having voting power equivalent to the number of Ordinary Shares into which such Preferred Shares could be converted (one vote for one Preferred Share).

                                   SECTION 18
                                  MISCELLANEOUS

         18.1 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.


         18.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that no party may assign its rights hereunder without the prior written consent of the other parties hereto, with the exception of assignments and transfers between the Groups as described in
Section 11.2.

         18.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the parties hereto.

         18.4 NOTICES. All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered airmail, transmitted by telecopier, or delivered by hand to the following respective addresses until otherwise directed by notice as aforesaid:

                               To the Purchasers:

                               Evergreen Group
                               96 Rothschild Blvd.
                               Tel Aviv, Israel 65224
                               Fax: 972-3-710-8212
                               Attention: Yiftach Atir

                               Dovrat Shrem Trustees Group
                               37 Shaul Hamelech Blvd.
                               Tel Aviv, Israel
                               Fax: 972-3-609-0791

                               Attention:  Tomer Kariv

                               With a copy to:
                               Yigal Arnon & Co.
                               3 Daniel Frisch Street
                               Tel. Aviv 64731
                               Attention:  David Schapiro, Adv.
                                              Sheryl Ochayon, Adv.

                               To the Company:

                               RADVision LTD.
                               24 Raoul Wallenberg Street
                               Tel Aviv 69719, Israel
                               Attention: Mr. Amos Amir, Managing Director
                               cc: Legal Department

provided, however, that notice of change of address shall be effective only upon actual receipt.

         All notices sent shall be deemed to have been received (i) if by registered mail, within seventy-two (72) hours of posting, (ii) if delivered by hand, upon their delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

         18.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy upon any breach or default under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or in acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

         18.7 WAIVER OF DEFAULT. No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.

         18.8 RIGHTS; SEVERABILITY. In case any provision of the Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The invalid provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction

         18.9 CONFIDENTIAL INFORMATION. The Purchasers acknowledge that the information received by them and such information which will be received pursuant hereto shall be confidential and is intended for the Purchasers' use only for the purpose of this Agreement, and the Purchasers will not use or allow the use of such confidential information or reproduce, disclose or disseminate such information to any other person (other than the Purchasers' employees or agents having a need to know the contents of such information, and the Purchasers' attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or the Purchasers are required to disclose such information by a governmental body or by judicial order, but only to the persons and the extent so required, PROVIDED that, in connection with periodic reports to their shareholders or partners, the Purchasers may make general statements, not containing technical or other confidential information, regarding the nature and progress of the Company's business; and PROVIDED, FURTHER, that the Purchasers may provide summary information regarding the Company's financial information in their reports to their respective shareholders or partners, but may not annex to such reports the full financial information to be provided hereunder by the Company; and PROVIDED, FURTHER, however, that in the event that a Purchaser is required to annex financial information obtained from the Company to such reports, such Purchaser shall only disclose such financial information to the extent required to do so by applicable law.

         18.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         18.11 REPRESENTATION. The Evergreen Group Purchasers and any Transferee thereof under Section 11 are represented by Mr. Yiftach Atir. The Dovrat Shrem Trustees Group

Purchasers and any Transferee thereof under Section 11 are represented by Mr. Tomer Kariv. Notice sent to Mr. Atir or Mr. Kariv will be deemed as notice sent to the Evergreen Group Purchasers or the Dovrat Shrem Trustees Group Purchasers, respectively, and/or any of their respective Transferees. A resolution or request given by Mr. Atir or Mr. Kariv to the Company will be deemed as if given by the Evergreen Group Purchasers or the Dovrat Shrem Trustees Group Purchasers, respectively, and any of their respective Transferees. The Company will have no obligation to provide information or notice whatsoever except to Messrs. Atir and Kariv.

         18.12 AMENDMENT OF ARTICLES. Effective as of the Closing Date, the Company will amend its Memorandum and Articles of Association to reflect this Agreement.

         18.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

         18.14 FURTHER ASSURANCES. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two (2) original copies, one to the Company and one to the Purchasers, as of the date first above-mentioned.

RADVision LTD.

By: /s/ AMOS AMIR
    --------------------------------
    Amos Amir
Title: Chief Executive Officer

Evergreen Canada Israel Management Ltd.            IJT Technologies Ltd.

By: /s/ EVERGREEN CANADA ISRAEL MANAGEMENT LTD.    By: /s/ IJT TECHNOLOGIES LTD.
    -------------------------------------------        -------------------------


Periscope I Fund, L.P., a Delaware Limited Partnership

By: /s/  PERISCOPE I FUND, L.P., A DELAWARE LIMITED PARTNERSHIP
    -------------------------------------------------------------

Periscope I Fund, L.P., an Israeli Limited Partnership

By: /s/ PERISCOPE I FUND, L.P., AN ISRAELI LIMITED PARTNERSHIP
    -------------------------------------------------------------

/s/  DOVRAT SHREM TRUST COMPANY LTD. (OBO)
---------------------------------------------------
Dovrat Shrem Trust Company Ltd.
(on behalf of Dovrat Shrem Founders Group,
Canada Israel Opportunity Fund L.P.,
The Canada Israel Opportunity Fund II and
Dovrat, Shrem & Co. Ltd.)




/s/ RUBIN GRUBER
---------------------------------------------------
Rubin Gruber

/s/  STEIMATZKY LTD.
--------------------------------
STEIMATZKY LTD.




/s/  C.E. UNTERBERG, TOWBIN, LLC
--------------------------------
C. E. Unterberg, Towbin, LLC

/s/  C.E. UNTERBERG, TOWBIN PRIVATE EQUITY PARTNERS LP
------------------------------------------------------
C.E. Unterberg, Towbin Private Equity Partners LP

/s/  C.E. UNTERBERG, TOWBIN PRIVATE EQUITY PARTNERS CV
------------------------------------------------------
C.E. Unterberg, Towbin Private Equity Partners CV

/s/  C.E. UNTERBERG, TOWBIN PROFIT SHARING PLAN FBO ALEX BERNSTEIN
------------------------------------------------------------------
C.E. Unterberg, Towbin Profit Sharing Plan FBO Alex Bernstein

                                LIST OF EXHIBITS


EXHIBIT         CONTENTS OF EXHIBIT

A               List of Purchasers

1.2 Capitalization Table showing Purchasers, Other Purchasers and existing shareholders' shares, post-closing

2.2.1(a)(A)     Amended Articles of Association (to be annexed prior to Closing)

2.2.1(c)        Officer's Compliance Certificate

2.2.1(d)        Opinion of Nehama Sneh

2.2.1(f)        Waivers of Preemptive Rights

3.2(a)          Memorandum of Association

3.5             Financial Statements

3.6             Schedule of Exceptions

3.14            Key Employees

3.14(a)         Standard Employment Agreements

3.15(a)         Trust Agreement

3.15(b)         Option Plan

11.11           Assumption of Purchasers' Obligations by Purchasers' transferee

                                    EXHIBIT A
                                 THE PURCHASERS

------------------------------------------------------- -------------------------------------
                  NAME OF PURCHASER                              INVESTMENT AMOUNT
------------------------------------------------------- -------------------------------------
Evergreen Canada Israel Management Ltd.                                39,827
------------------------------------------------------- -------------------------------------
IJT Technologies Ltd.                                                 580,086
------------------------------------------------------- -------------------------------------
Periscope I Fund, L.P., a Delaware Limited Partnership                461,644
------------------------------------------------------- -------------------------------------
Periscope I Fund, L.P., an Israeli Limited Partnership                118,441
------------------------------------------------------- -------------------------------------

------------------------------------------------------- -------------------------------------
Dovrat, Shrem Trust Company Ltd.
(for Dovrat Shrem Founders Group)                                     299,913
------------------------------------------------------- -------------------------------------
Dovrat, Shrem Trust Company Ltd.
(for Canada Israel Opportunity Fund L.P.)                             250,043
------------------------------------------------------- -------------------------------------
Dovrat, Shrem Trust Company Ltd.
(for The Canada Israel Opportunity Fund II)                           149,957
------------------------------------------------------- -------------------------------------
Dovrat, Shrem Trust Company Ltd.
(for Dovrat, Shrem & Co. Ltd.)                                        100,086
------------------------------------------------------- -------------------------------------
Rubin Gruber                                                          250,000
------------------------------------------------------- -------------------------------------
C. E. Unterberg, Towbin, LLC                                          500,150
------------------------------------------------------- -------------------------------------
C.E. Unterberg, Towbin Private Equity Partners LP                     411,950
------------------------------------------------------- -------------------------------------
C.E. Unterberg, Towbin Private Equity Partners CV                      87,850
------------------------------------------------------- -------------------------------------
C.E. Unterberg, Towbin Profit Sharing Plan FBO Alex                    10,150
Bernstein
------------------------------------------------------- -------------------------------------
Steimatzky Ltd.                                                       125,000
------------------------------------------------------- -------------------------------------

                                   EXHIBIT 1.2

                         RADVISION CAPITALIZATION TABLE


March 1998 Investment
Shares pre-money (excl.             51,498
deferred)
Preferred shares                     1,127
Participating shares (ecl.          48,863
trust)
Company value (pre)             18,000,000
Share  price                           350
Actual New Shares                   14,015
Investment                             574
Shares post-money (ex. def)         66,087
Shares incl. opt.                   68,814
Options to employees as of           2,727
1/98


SHAREHOLDER                     NUMBER     INVESTMENT      NEW     SHARES      ADJUSTMENT      TOTAL         %      PERCENTAGE
                                  OF         AMOUNT       SHARES   PURCHASED                SHARES POST    IN CO    IN CO
                                SHARES      COMMITTED                                                               (F-D)
                                  (PRE)
Yehuda Zisapel                      6,930            0          0           0            0        6,930     10.49%      10.07%
Zohar Zisapel                       2,455      299,950        857          99           45        3,357      5.08%       4.88$
Michael & Klil                      2,454      299,950        857          98           44        3,355      5.08%       4.88%
Lomsha Ltd.                         2,454      299,950        857          98           44        3,355      5.08%       4.88%
Amos Amir                             300            0          0           0            0          300      0.45%       0.44%
Plonit Achzakot (Ami)                 632            0          0           0            0          632      0.96%       0.92%
Nichsel Almonit (Ami)               2,178            0          0           0            0        2,178      3.30%       3.17%
Madge Networks                      6,027            0          0         246          110        6,137      9.29%       8.92%
Zohar Gilon                           313       50,000        143          13            6          462      0.70%       0.67%
TLDVERMOGENSVERWALTUNG                313       88,200        252          13            6          571      0.86%       0.83%
Yair Tauman                           313       73,150        209          13            6          528      0.80%       0.77%
W.S.P. Capital                        196      100,100        286           8            4          486      0.74%       0.71%
Rad Data Communications             3,458      100,100        286         141           63        3,807      5.76%       5.53%
Finovelec                           2,686            0          0           0            0        2,686      4.06%       3.09%
Alan Lacoste                           12            0          0           0            0           12      0.02%       0.02%
Jean Marc Patouillaud                  25            0          0           0            0           25      0.04%       0.04%
Maritime Trust Co.                  2,548      146,300        418          71           32        2,998      4.54%       4.36%
RAD                                 2,897            0          0         118           53        2,950      4.46%       4.29%
Factory Systemes                    1,238            0          0           0            0        1,238      1.87%       1.80%
Houston Partners                      990       41,609        119           0            0        1,109      1.68%       1.61%
Clal Venture Capital                5,794            0          0         236          106        5,900      8.93%       8.57%
Freeman Bob                           198            0          0           0            0          198      0.30%       0.29%
Eliezer Manor                          49            0          0           0            0           49      0.07%       0.07%
Intel                               3,126            0          0         123           55        3,181      4.81%       4.62%
Employee Trust                      2,635            0          0           0            0        2,635      3.99%       3.83%
Rubin Gruber                                   250,000        714           0            0          714      1.08%       1.04%
Steimatzky Ltd.                                125,000        357           0            0          357      0.54%       0.52%
Unterberg/Gilon                                500,150      1,429           0            0        1,429      2.16%       2.08%
Unterberg Towbin Private                       411,950      1,177           0            0        1,177      1.78%       1.71%
Equity LP
Unerberg Towbin Private                         87,850        251           0            0          251      0.38%       0.36%
Equity CV
E.U. Profit Sharing Plan Alex                   10,150         29           0            0           29      0.04%       0.04%
Bernstein
Dovrat Shrem Trust Company                     799,999      2,309           0            0        2,309      3.49%       3.36%
Ltd.
Evergreen Canada Israel                         39,827        115           0            0          115      0.17%       0.17%
Management Ltd.

IJT technologies Ltd.                          580,086      1,675           0            0        1,675      2.53%       2.43%
Periscope I Fund LP (Israeli)                  118,441        342           0            0          342      0.52%       0.50%
Periscope I Fund LP (US)                       461,645      1,333           0            0        1,333      2.02%       1.94%

(Assuming full investment          50,221    4,884,407     14,015       1,277          574       64,810     98.07%      94.18%
including
  employees options)
                                                                                   Employee option plan                  3.96%
                                                                                    Total Fully Diluted                 98.14%